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I, Samuel S. Stewart, President and I, Venice F. Edwards, Vice
President/Treasurer of Wasatch Funds, Inc. (the "Registrant"), each certify that:

1. The N-CSR of the Registrant (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.


By: /s/ Samuel S. Stewart, Jr.
    --------------------------------
    Samuel S. Stewart, Jr.
    President (principal executive
    officer) of Wasatch Funds, Inc.

Date: November 29, 2005


By: /s/ Venice F. Edwards
    ---------------------------------
    Venice F. Edwards
    Vice President/Treasurer
    (principal financial and
    accounting officer) of Wasatch
    Funds, Inc.

Date: November 29, 2005